Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Papa John’s International, Inc. 1999 Team Member Stock Ownership Plan of our reports dated February 26, 2007, with respect to the consolidated financial statements and financial statement schedule of Papa John’s International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Papa John’s International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Papa John’s International, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky May 10, 2007